Exhibit 23.3

CONSENT OF CHAFFE & ASSOCIATES, INC.

We hereby consent to the use of our firm’s name under the heading “Summary of Fairness Opinion” in IBERIABANK Corporation’s registration statement on Form S-4 (the “Registration Statement”) and to the filing of our fairness opinion with the Securities and Exchange Commission as Appendix A to the proxy statement/prospectus included in the Registration Statement.

/s/ Chaffe & Associates, Inc.

New Orleans, Louisiana
December 14, 2004